Exhibit 3(a)

AMENDED ARTICLES OF INCORPORATION
OF
HICKOK INCORPORATED

          FIRST:     The name of the Corporation is Hickok Incorporated.

          SECOND:      The principal office of the Corporation shall be located in the City of Cleveland, Cuyahoga County, Ohio.

          THIRD:      The purpose or purposes for which, or for any of which, it is formed are to enter into, promote or conduct any kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Laws of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

          FOURTH:      (a) The maximum number of shares which the Corporation is authorized to have outstanding is as follows:

          10,000,000 Class A shares of common capital stock, without par value

          2,500,000 Class B shares of common capital stock, without par value

          1,000,000 shares of preferred stock, without par value

          (b)      The aforesaid Class A and Class B shares shall be issued subject to and qualified by, the rights, powers and preferences of the holders of the preferred stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of preferred stock as authorized herein, and shall also be issued subject to and qualified by the following provisions which shall be incorporated into each certificate issued to the holder of such shares:

                    (i)      Dividends. Holders of Class A common capital stock are entitled to receive, when and as declared by the Board of Directors of the Corporation out of any funds legally available therefor, cash dividends of ten cents per share for each full fiscal year, such dividends to be non-cumulative. After any of the said dividends have been declared and paid or set aside, then for the same full fiscal year, one or more cash dividends may be paid to the holders of the Class B common capital stock up to the total paid to the holders of Class A common capital stock in the same period. Thereafter, for that full fiscal year the holders of Class A and Class B common capital stock shall be entitled to the payment of the same dividend or dividends per share, when and as declared by the Board of Directors. Notwithstanding the foregoing, the holders of Class A common capital stock shall be entitled to no preference with respect to the payment of stock dividends and such stock dividends when and as declared, paid or ordered by the Board of Directors, shall be distributed to the holders of Class A and Class B common capital shares on a share-for-share basis.

                    (ii)      Voting. Except as hereinafter provided, each share of the Class A common capital stock of the Corporation shall be entitled to one vote for each share thereof; and except as otherwise hereinafter provided, each share of the Class B common stock of the Corporation shall be entitled to three votes for each share thereof. Except as otherwise expressly provided in the Articles of Incorporation (as amended) or as otherwise required by Ohio law, the holders of Class A and Class B shares of stock shall vote on all matters as though all of said shares were of one class; and in any such voting as though all of said shares were of one class, the voting shall be on the aforesaid basis of one vote for each share of Class A common capital stock and three votes for each share of Class B common capital stock. Notwithstanding the foregoing, the written consent or the affirmative vote of the holders of two-thirds of the Class A common capital stock, at the time outstanding, shall be required to effect or validate any one or more of the following: (a) The issuance of any additional shares of Class B common capital stock; (b) The alteration of any of the powers, preferences or rights of the shares of Class A common capital stock in any manner substantially prejudicial to the holders thereof; or (c) The voluntary liquidation of the Corporation or the sale, lease or conveyance of all or substantially all of the properties and business of the Corporation.

                    (iii)      Conversion of Class B shares. Each share of Class B common capital stock shall be convertible at the option of the holder and at any time, into Class A common capital stock on a share-for-share basis. In the event each of the outstanding shares of the Class A common capital stock shall be changed into or exchanged for a different number or kind of shares of stock, or other securities of the Corporation, or of another corporation, whether through reorganization, recapitalization, stock dividend, stock split, combination of shares, merger or consolidation, then for the purposes of the said option there shall be substituted for each share of Class A common capital stock, the number and kind of shares of stock or other securities into which each such share of Class A common capital stock of the Corporation shall be so changed or increased, or for which each such share shall be so exchanged, and the shares or securities so substituted for each such share of Class A common capital stock shall be subject to the conversion option hereinabove provided. Upon conversion, no adjustments will be made for dividends theretofore declared, and no fractions of shares shall be issued. In lieu of fractions of shares, the Corporation shall make a cash adjustment on the basis of the market value of the Class A shares of the conversion date.

                    (iv)      Preemptive Rights. No holder of Class A or Class B shares of this Corporation shall have any preemptive rights with respect to such shares except as hereinabove expressly authorized.

                    (v)      Other. Notwithstanding the foregoing terms of this Article Fourth, the Corporation may issue shares of Class B common capital stock to give effect to a share dividend, stock split or other non-cash distribution without the written consent or the affirmative vote of the holders of the Corporation's Class A common capital stock, provided such share dividend, stock split or non-cash distribution is equal for both the Class A common capital stock and the Class B common capital stock, on a per share basis. Notwithstanding the foregoing terms of this Article Fourth, in the event the Corporation shall pay a dividend or make a distribution on its Class A common capital stock that is paid or made in Class A common capital stock of the Corporation, an adjustment to the ten cents per share of Class A common capital stock dividend amount set forth above shall automatically occur such that the product of ten cents per share of Class A common capital stock (or the adjusted amount in effect immediately prior to the authorization of such dividend or distribution, if previously adjusted) multiplied by the number of shares of Class A common capital stock outstanding immediately prior to the payment of such dividend or distribution shall be the same as the product of the adjusted per share amount multiplied by the number of shares of Class A common capital stock outstanding immediately following the payment of such dividend or distribution. Any adjustment made pursuant to this Article Fourth shall become effective immediately following the record date relating to such change.

          (c)      Serial Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of preferred stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Authority is hereby expressly granted to the Board of Directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Ohio law. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to the preferred stock of any other series to the extent permitted by law.

         FIFTH:       The Corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such prices as the Board of Directors of the Corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

          SIXTH:      Notwithstanding any provision of the laws of the State of Ohio requiring a greater percentage and except as expressly prohibited by law, any action to be taken by the vote of the holders of shares of the Corporation or of any class or classes of shares thereof may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

          SEVENTH:      Section 1701.831 of the Revised Code of Ohio shall not apply to any control share acquisition (as defined in Section 1701.01(Z)(1) of the Revised Code of Ohio, as the same may be amended from time to time, or in any successor thereto, however denominated) of shares of any class of capital stock of the Corporation.